EMPLOYMENT AGREEMENT

AGREEMENT made as of the 16th day of March 2007 (otherwise referred to as the “Effective Date”) between 247MGI, Inc. ("Company"), a Florida corporation having an office located at 1007 N. Federal Hwy, D-6, Fort Lauderdale, FL 33304, and John Loughlin ("Employee”), residing at 105 Preservation Way, Tiverton, RI 02878

WHEREAS, Employee will be employed as President

WHEREAS, Company and Employee, wish to enter into an Employment Agreement pursuant to which Employee will be employed as President of the Company; and

WHEREAS, this Agreement is intended to constitute an “employee benefit plan” within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties agree as follows:

1.  Employment

1.01	Scope of Agreement. Company hereby employees Employee, and Employee hereby accepts employment with Company in the position and with the duties set forth below.

1.02
Term. The term of this Agreement shall commence as of March 16, 2007 and terminates on January 1, 2009; subject, however, to earlier termination in accordance with the provisions of this Agreement, provided, however, that commencing on the last day of the 12th month following the Effective Date and each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than sixty (60) days before each such anniversary date, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

2.  Duties

2.01
General. Employee shall serve as President of Company and shall perform such executive duties as may from time to time be assigned to him by Company’s CEO and Board of Directors; consistent with the duties associated with the position. Employee shall be subject to the supervision and direction of the Board of Directors. In the event Employee is elected or appointed to serve as a director of the Company or any of its subsidiaries, Employee shall do so without additional compensation; provided that Employee shall be entitled to receive the same compensation for his services as a director that is paid to other employee-directors of the Company for their services as directors. Company and Employee hereby agree that upon termination of this Agreement for any reason whatsoever, or at such earlier time as Employee ceases to serve as an employee of Company, Employee will resign as a director of Company and any Company subsidiaries for which he serves as a director, and, Employee’s resignation as a director shall become effective on the effective date of such termination or cessation.

2.02
Performance. During the term of his employment, Employee shall devote substantially all of his business time, best efforts and attention to the business, operations and affairs of Company unless otherwise agreed to in writing by the Parties; provided that Emplyee shall be permitted to undertake the activities described on Schedule A to this Agreement and the performance of such activities shall not be deemed to violate this Agreement. Employee’s principal place of business shall be located in Rhode Island.  Company and Employee shall mutually agree upon working facilities and support as are reasonably suitable to Employee's position and appropriate for the performance of his duties; provided that administrative services may, in Company's discretion, be provided to Employee from Company's principal offices in South Florida.

2.03	Representations.

(a) Employee represents and warrants to and agrees with Company that:

(i) Neither the execution nor performance by Employee of this Agreement is prohibited by or constitutes or will constitute, directly or indirectly, a breach or violation of, or will be adversely affected by, any written or other agreement to which Employee is a party or by which he is bound.

(ii) Neither Employee nor any business or entity in which he has any interest or from which he receives any payments has, directly or indirectly, any interest of any kind in or is entitled to receive, and neither Employee nor any such business or entity shall accept, from any person, firm, corporation or other entity which competes with Company, any payments of any kind on account of any services performed by Employee during the term of his employment.

(iii) During the ten years preceding the date hereof (A) no petition under any bankruptcy law(s) were filed by or against any business of which Employee was a general partner, executive officer or similar official, either at the time of the bankruptcy or within two years prior to that date, (B) Employee was not convicted in a criminal proceeding, and no criminal proceeding is currently pending against Employee (in either case other than traffic violations and other minor offenses, (C) Employee is not and has not been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (D) Employee has not been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a state or federal securities or commodities law, and the judgment has not been reversed, suspended or modified.

(b) Company represents and warrants to Employee that this Agreement has been authorized by all necessary action on the part of Company and constitutes a valid and binding obligation of Employee enforceable against Company in accordance with the terms hereof.

3.  Compensation and Related Matters

3.01	Fixed Salary.

(a)  Amount of Fixed Salary. As partial compensation for Employee's services, Company shall pay Employee a salary (the "Fixed Salary") at the following rates in equal monthly (or more frequent, consistent with Company’s payroll practices) installments, less appropriate payroll deductions as required by law:

March 1, 2007 - December 31, 2007 $150,000
January 1, 2008 - December 31, 2009 $180,000

(b) Increases in Base Salary - Employee's Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Employee may be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate during the Term of the Agreement) to an amount determined by the Board (or a committee of the Board).  Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Company hereunder and, once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

3.02 Additional Compensation.

(a) Stock Options. As additional compensation for Employee's services, as of the Effective date of this Agreement, the Employee is hereby granted options to purchase an aggregate of 2 million shares over the term of this Agreement, which options shall vest at the rate of 250,000 options upon signing of this agreement and on the first day of each calendar quarter beginning April 1, 2007. The options shall have an exercise price of fair market value (FMV) as of the market close on the date such options are granted, and may be exercised for a period of five years from the date the options vest. The number of shares subject to the options and the exercise price of the options shall be proportionately adjusted to give effect to any forward or reverse stock split, recapitalization or similar corporate event completed by the Company. In the event of the death of Employee, all unvested options shall immediately vest and the estate of Employee shall have the right to exercise any unexercised options for a period of six months from the date of Employee’s death, at which time any unexercised options shall terminate. In the event of the disability resulting in termination of this Agreement under Section 4.03, all unvested options shall immediately vest and Employee or his personal representative shall have the right to exercise any unexercised options for a period of six months from the date of Employee’s disability, at which time any unexercised options shall terminate. In the event this Agreement is terminated for cause under Section 4.01, all unexercised and/or unvested options shall immediately terminate and cease to be of any further force or effect. Employee hereby understands and agrees that the shares issuable upon exercise of the options described in this paragraph may not be registered under the Securities Act of 1933, as amended (the "Act") and, absent registration, the resale or transferability of such shares will be restricted under the Act and applicable state law.

(b) Bonuses and Other Incentive Compensation. Company shall pay Employee such cash bonuses, stock bonuses and/or incentives as may be determined from time-to-time by the Board of Directors.

3.03    Vacation. Employee will be entitled to 3 weeks paid vacation during the first twelve months of this Agreement and four weeks’ per year for the remaining term of this Agreement.

3.04    Expenses. Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Company’s business, including travel expense, food and lodging while away from home, subject to such policies as Company may from time-to-time reasonably establish for its employees.

3.05    Cellular Telephone. Company shall pay or reimburse Employee for his use of a cellular telephone, and related expenses, to the extent such telephone is used for business purposes.

3.06
Benefits. Employee shall be entitled to participate in all general pension, profit-sharing, life, medical, dental, optical, disability and other insurance and employee benefit plans and programs at any time in effect for senior executive employees including senior executive officers of Company, provided, however, that nothing herein shall obligate Company to establish or maintain any employee benefit plan or program, whether of the type referred to in this clause or otherwise.

4. Termination for Cause; Disability; Death; Change in Control

4.01
For Cause. Company shall have the right to terminate the employment of Employee hereunder at any time for Cause (as hereinafter defined), provided, however, that Employee shall not be deemed to have been terminated for Cause without (i) at least three business days' prior written notice to Employee setting forth the reasons for the Company's intention to terminate for "Cause", (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board, and (iii) delivery to the Officer of a written notice of termination (which date of delivery of such notice shall be the Early Termination Date), as defined herein, from the Board finding that in the good faith opinion of the Board, Employee engaged in the conduct set forth therein, and specifying the particulars thereof in detail. For purposes of this Agreement "Cause" shall mean the occurrence of any of the following acts or events by or relating to Employee: (a) any material misrepresentation by Employee in this Agreement; (b) any material breach of any obligations of Employee under this Agreement; (c) habitual insobriety or use of illegal drugs by Employee while performing his duties hereunder or which adversely affects Employee’s performance of his duties hereunder, (d) any gross negligence of intentional misconduct with respect to the performance of Employee’s duties under this Agreement, and/or (e) Employee’s theft or embezzlement, from the Company, willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company; provided, however, if during the term of this Agreement, there shall occur a Change of Control (as hereinafter defined), Company may not terminate the employment of employee for Cause if Employee's conduct subsequent to such Change of Control is consistent with his conduct prior to such Change of Control, or for any act or omission which was known to Company and which occurred prior to such Change of Control, and the term "cause" shall be deemed amended so as to delete therefrom the occurrence of the acts or events by or relation to Employee set forth above. In the event of termination for cause, Employee's Fixed Salary shall terminate as of the effective date of termination of employment, and, except as otherwise set forth in this Agreement, Employee shall not be entitled to any other compensation hereunder for any period subsequent to the effective date of termination.

4.02
Without Cause. In the event that Company terminates the Agreement without Cause as described in Paragraph 4.01 above, Employee shall be entitled to (i) unpaid Fixed Salary earned by Employee up to the date of termination; (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Employee has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Employee as of such date; (iv) any compensation earned but deferred; and, to the extent not included in (i) through (iv), (v) the Severance Payment (as defined below).

(a)  Definition of "Severance Payment."  For purposes of the Agreement, the term "Severance Payment" shall mean an amount equal to the sum of (i) the Base Salary otherwise payable to Employee during the remainder of the Term had such early termination of the Agreement not occurred ("Severance Period") and (ii) for each full or partial year of at least six months remaining in the Severance Period, the average of the annual bonuses earned by Employee in the two (2) years immediately preceding the date of termination (or if there are less than two (2) years immediately preceding such date, an amount equal to the immediately preceding bonus earned) ("Average Bonus"); provided, however, that in the event that, following a Change in Control (as defined above), the Company terminates the Agreement without Cause pursuant to Paragraph 4.02 above or Employee terminates the Agreement for Good Reason pursuant to Paragraph 4.04 below, the term "Severance Payment" shall mean the amount described in the first paragraph of Section 4.04 hereof.

(b)  Payment of Severance Payment.  In the event that Employee is entitled to any Severance Payment, that portion of such Severance Payment that represents Base Salary shall be payable in monthly installments, and that portion of such Severance Payment that represents the Average Bonus shall be payable on the dates such amounts would have been paid had Employee continued in Company's employment for the Severance Period; provided, however, that in the event of a Termination Following a Change in Control (as defined in Paragraph 4.04 below), the Severance Payment shall be payable in a lump sum within ten (10) days following such termination.

(c)  Full Settlement of All Obligations.  Employee hereby acknowledges and agrees that any Severance Payment paid to Employee hereunder shall be deemed to be in full and complete settlement of all obligations of Company under this Agreement, and Employee's acceptance of such Severance Payment from Company shall constitute Employee's release of Company from any and all claims, suits, proceedings, liabilities, damages, or expenses arising by reason of this Agreement.

4.03
Disability. If Employee, by reason of mental illness or physical incapacity or other disability, is unable to perform his regular duties hereunder (as may be determined by the Board of Directors), Company shall (a) continue to pay employee’s Fixed Salary at a rate equal to fifty percent of the Fixed Salary in effect immediately prior to the date of disability for the balance of the term of this Agreement and (b) continue to pay Employee’s other compensation pursuant to this Agreement, for the balance of the term of this Agreement, except that options granted to Employee under this Agreement shall be treated as set forth in Section 3.02 (a) above; provided, however, in the event Employee recovers from any such illness, mental or physical incapacity or other disability (as may be determined an independent physician to which Employee shall make himself available for examination at the reasonable request of the Board of Directors), Employee shall immediately resume his regular duties hereunder at full pay. Any payments to Employee under any disability insurance or plan maintained by Company shall be applied against and shall reduce the amount of the salary payable by Company under this Agreement. Any determination by the Board with respect to Employee’s disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Employee at the time it is delivered to the Board. In the event the Employee disagrees with the determination of the Board described in this paragraph, Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee’s own choosing to the effect that the aforesaid determination is incorrect and that Employee is capable of performing Employee’s duties under this Agreement. Any continuing dispute as to Employee’s disability shall be resolved by binding arbitration before one arbitrator in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in Palm Beach County, Florida, or as closely in proximity thereto as the American Arbitration Association can accommodate. The decision of the arbitrator shall be final and binding on the parties. If upon receipt of such determination, the Board wishes to continue to seek arbitration of this issue, it may do so in accordance with the provisions of the American Arbitration Association.

4.04
Change of Control. If during the term of this Agreement, there shall occur a Change of Control, Employee may terminate his employment hereunder for Good Reason (as hereinafter defined), whereupon Employee shall be entitled to receive a payment equal to 2.99 times Employee's average annual compensation paid by Company (including bonuses, if any) during the three years preceding the date of termination; provided, however, that such payment shall be reduced if and only to the extent necessary to avoid the imposition of an exercise tax on such payment under Section 4999 of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the effective date of (i) the sale of all or substantially all of Company’s assets or (ii) any merger, acquisition or similar transaction that results in more than 50% of Company’s outstanding equity securities being beneficially owned by persons who do not currently beneficially own 50% or more of Company’s outstanding equity securities on the effective date; provided; however, that consummation by Company of any or all of the transactions described on Schedule B, and the issuance of securities of Company in connection therewith, shall not constitute a Change in Control for purposes of this Agreement. For the purposes of this Agreement, ("Good Reason") shall mean any of the following (without Employee's express prior written consent):

(a)  The assignment to Employee by Company of duties inconsistent with Employee's then positions, duties, responsibilities, titles, or offices of any reduction in his duties or responsibilities, or any removal of Employee from or any failure to re-elect Employee to any such positions, except in connection with the termination of Employee's employment for Cause, or disability (as described above) or as a result of Employee's death or by termination of employment by Employee other than for Good Reason;

(b)  A relocation of Company's principal executive offices to a location outside of South Florida or Company's requiring Employee to be based anywhere other than within 50 miles of the location at which Employee on the date hereof performs Employee's duties, except for required travel on Company's business to an extent substantially consistent with Employee's business travel obligations on the date hereof;

(c)  A failure by Company to continue in effect any benefit or compensation plan (including any pension, profit-sharing, bonus, life, medical, disability and other insurance and employee benefit plans including D&O coverage in amounts reasonably determined by the board of directors, and programs) in which Employee participates, or a failure to provide Employee with substantially similar benefits, or the taking of any actions by Company which would materially and adversely affect Employee's participation in or reduce Employee's benefits under any such plans;

(d) The taking of any action by Company which would deprive Employee of any material fringe benefit enjoyed by Employee on the date hereof; or

(e) The failure by Company to obtain the specific assumption of this Agreement by any successor or assignee of Company or any person acquiring substantially all of Company's assets.

5.  Confidential Information: Non-Competition

5.01
Confidential Information. Employee shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or appropriate, use or cause permit or induce any person to appropriate or use, any proprietary secret or confidential information of Company not in the public domain including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers all of which Employee agrees are and will be of great value to Company and shall at all times be kept confidential. Upon termination or expiration of this Agreement, Employee shall promptly deliver or return to Company all materials of a proprietary, secret or confidential nature relating to Company together with any other property of Company which may have theretofore been delivered to or may then be in possession of Employee.

5.02
Non-Competition During the term of this Agreement, Employee shall not, within North America without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal owner shareholder, partner, investor, director, officer, employee representative, distributor, consultant, independent contractor or otherwise engage or have any interest in any entity which competes in any business or activity then conducted or engaged in by Company, provided, however, that the foregoing shall not be deemed to prohibit Employee from engaging in activity pursuant to Schedule A hereto, provided however, that Schedule A activity consumes no more than 20% of the employees time and efforts, or on any other business permitted under this Agreement. Notwithstanding the foregoing, however Employee may at any time own, in the aggregate, as a passive but not active investment, less than 10% of the stock or other equity interests of any publicly traded entity which engages in a business in direct competition with the Company. After the termination of the Employee’s employment, Employee will not, directly or indirectly, use such Confidential Information to compete with the business of the Company, as the business of the Company may then be constituted, within any state or province. Such non-competition shall continue for two years from the date of termination. Further, Employee shall not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of the Company, nor will Employee initiate discussions, negotiations or contacts with persons known to be clients or prospective clients of the Company at the time of the termination.

5.03
Assignment of Intellectual Property. All processes, concepts, data bases, software developments, hardware developments, clients lists, brokers’ list, trade secrets, inventions, patents, copyrights, trademarks, service marks, and other intangible rights (collectively “Intellectual Property”) that may be conceived or developed by Employee, either alone or with others, during the term of this Agreement, shall be the property of the Company.

5.04
Reasonableness. Employee agrees that each of the provisions of this Section 5 is reasonable and necessary for the protection of Company; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more period of time, areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts; and that any invalid or unenforceable provision shall be deemed without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Employee further recognizes and agrees that any violation of any of his agreements in this Section 5 would cause such damage or injury to company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Company shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Company may possess.

5.05	Survival. The provisions if this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.     Miscellaneous

6.01
Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail; return receipt requested, addressed to Company and to Employee at their respective addresses set forth in the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third day after the date or mailing if mailed.

6.02
Parties in Interest. This Agreement shall be binding upon and insure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Employee under this Agreement may not be assigned or delegated.

6.03
Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principals of conflict of laws.

6.04
Severability. In the event any provision of this Agreement is determined by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be eliminated form this Agreement and the balance of this Agreement shall remain in full force and effect.

6.05
Entire Agreements: Modification; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provisions, or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

6.06
Indemnification. Employee shall indemnify and hold Company free and harmless from and against and shall reimburse it for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of his representations, warranties and agreements in this Agreement. Company shall indemnify and hold Employee free and harmless from and against and shall reimburse him for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of its representations, warranties and agreements in this Agreement.

6.07	Survival of Obligations. The parties shall be obligated to perform the terms of this Agreement after the Employee has terminated with the Company.

6.08
Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties. In the event that either party requires the use of an attorney to enforce the terms of this Agreement then the prevailing party shall be entitled to recover a reasonable attorney’s fee and costs.

6.09	Waiver. The waiver of any breach of any provisions of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement of March 16, 2007, to be effective as of the date first above written.

John Loughlin
/s/: John Loughlin

247MGI, INC.

By: /s/:Matthew P. Dwyer
Matthew P. Dwyer, President

SCHEDULE A

The foregoing shall not be deemed to violate this Agreement, specifically Section 5.02 Non-Competition

Media-Rite: provider of production and consulting services; to include audio and video production whether for television, radio, internet, closed circuit distribution, DVD, or any other media for the transmission and display of audio and video known or unknown. Production shall include the creation, capture and recording of audio and video and the post-production and distribution thereof. Consulting services shall include working with entities and individuals to advise them of the best method of producing and recording of video and the distribution thereof.

Political Office: The pursuit and holding of any elective office, either state, local or national and those activities associated with the procurement and furtherance of elected office to include campaigning, constituent services and required governmental body meetings to include committee and sub committee meetings whether scheduled or not.

SCHEDULE B

1.	FSBO Media Holdings, Inc.
2.	Wyndam Productions, Inc.
3.	Whitety Ford
4.	Las Vegas Television Network
5.	Dawson James Securities, Inc two deals
a.	Infomercial products
b.	Television show
6.	Business Vision Network
7.	Mike Rosenfeld (soundtrack company)
8.	Drexal Investments, Inc.
9.	Digi Card
10.	All recorded debt as of the day of this agreement which maybe converted into equity